                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                 Alfin, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                  ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 16, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Alfin, Inc., a New York corporation (the "Company"), will be held at its corporate headquarters, 720 Fifth Avenue, New York, New York 10019 on July 16, 1998 at 4:30 p.m. (New York time), for the following purposes:

          I To elect a board of five (5) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

          II To ratify the selection of Goldstein Golub Kessler & Company, P.C. as independent public accountants for the Company for fiscal year 1998;

          III To approve an amendment to the Certificate of Incorporation to change the name of the Company from Alfin, Inc., to Adrien Arpel, Inc.;

          IV To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 17 million to 50 million shares; and

          V To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The shareholders of record of the Company at the close of business on May 15, 1998 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     Reference is made to "Proposal IV -- Increase in Authorized Shares of Common Stock from 17 Million to 50 Million; Affiliated Transactions Relating to the Offering" for information relating to commissions, warrants and other payments to be received by Barry W. Blank, the Company's President and Chief Executive Officer, and the repayment of indebtedness to Mr. Blank and other affiliates of the Company from the proceeds of the private equity offering currently being effected by the Company.

     We hope you plan to attend the Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to voting of the proxy.

                                          By Order of the Board of Directors

                                          Michael D. Ficke
                                          Secretary

New York, NY

July 3, 1998

                                  ALFIN, INC.
                   720 FIFTH AVENUE, NEW YORK, NEW YORK 10019

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Alfin, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on July 16, 1998, at 4:30 p.m. (New York time) at the Company's corporate headquarters, 720 Fifth Avenue, New York, New York 10019, and any adjournment thereof (the "Meeting"). The matters to be considered and acted upon at the Meeting are described in the foregoing Notice of Annual Meeting of Shareholders and this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about July 3, 1998, to all of the shareholders of record of the Company on May 15, 1998. Shares of the Company's common stock, $0.01 par value ("Common Stock"), represented by proxies will be voted as hereinafter described or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later dated proxy or by attending the Meeting and voting in person.


     The persons named as proxies are Barry W. Blank, the Chief Executive Officer and President of the Company, and Michael D. Ficke, the Secretary of the Company. The cost of preparing, assembling and mailing the proxy, this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for all of their costs and expenses in forwarding soliciting materials.

                                 VOTING RIGHTS

     Only holders of shares of Common Stock of record at the close of business on May 15, 1998 will be entitled to vote at the Meeting. On May 15, 1998, the Company had 12,018,866 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter. Holders of shares of Common Stock are not entitled to cumulative voting rights.

     The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of the holders of a plurality of the shares cast at the Meeting and entitled to vote will be required to act on the election of directors, and the affirmative vote by the holders of a majority of the shares cast at the Meeting and entitled to vote will be required to act on all other matters to properly come before the Meeting. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's shares will not be treated as a vote against such matter. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners of such shares and, therefore, as shares not cast. A shareholder may, with respect to the election of Directors, (i) vote for the election of all nominees proposed by the Board, (ii) withhold authority to vote for all such nominees, or (iii) withhold authority to vote for any of such nominees by so indicating in the appropriate space on the proxy.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of May 15, 1998 regarding (i) the ownership of the Common Stock by each person who is known to the Company to be the record or beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) the ownership of the Common Stock of each director of the Company and of the Chief Executive Officer of the Company and each of the other most highly paid executive officers of the Company who earned in excess of $100,000 during the Company's last fiscal year

(collectively the "Named Executives"), and (iii) the ownership of the Common Stock of all directors of the Company and Named Executives, as a group.

                                                                SHARES OF
                                                               COMMON STOCK
NAME AND ADDRESS OF                                            BENEFICIALLY        APPROXIMATE
BENEFICIAL OWNER                                                 OWNED(1)      PERCENT OF CLASS(1)
-------------------                                            ------------    -------------------
Elisabeth Fayer(2).........................................           -0-              -0-
32 Belvedere
Westmont, Quebec H34 IP4

Barry W. Blank(1)(2)(3)(4).................................     8,213,935               68
c/o Alfin, Inc.
720 Fifth Avenue
New York, New York 10019

Barry Feiner(1)(3)(4)......................................        25,000               *
1345 Avenue of the Americas
Suite 2200
New York, New York 10105

Joseph Giamanco(1)(3)(4)...................................        25,000               *
GHM, Inc.
74 Trinity Place
New York, New York 10006

Charles Hoover(3)..........................................           -0-              -0-
2398 East Camelback Road
Phoenix, Arizona 85016

John E. McConnaughy, Jr.(1)(3)(4)..........................       125,000                1
JEMC Corp.
1011 High Ridge Road
Stamford, Connecticut 06905

Carol J. Lubin(1)(2).......................................       900,000                8
4079 Governor Drive
#231
San Diego, California 92122

Janet M. Portelly(1)(2)(5).................................       225,000                2
c/o Barry Feiner
1345 Avenue of the Americas
Suite 2200
New York, New York 10105

Michael D. Ficke(4)........................................        25,000                *
75 Waters Edge
Sparta, New Jersey 07871

Mary Panvini(4)............................................        25,000                *
Watergate East
2510 Virginia Avenue
Washington, D.C. 20037

Officer and Directors as a group (7 persons)(2)(4).........     9,563,935               80

---------------
 *  Less than 1%


(1) Ownership is of record and beneficial except as otherwise noted. This Stock includes (i) 2 million shares issuable after July 31, 1998 upon conversion of the Notes as follows: 900,000 to Barry W. Blank; 900,000 to Carol J. Lubin; and 200,000 to Janet M. Portelly; and (ii) 250,000 shares (the "Note Shares") issuable after July 31, 1998 in connection with the loan of $250,000 as follows: 100,000 to Mr. Blank, 100,000 to John E. McConnaughy, Jr., 25,000 to Ms. Portelly and 25,000 to a non affiliated third party. These shares exclude any shares which may be issued to Mr. Blank pursuant to warrants he will receive in connection with the Company's private equity offering. See "Proposal
    IV -- Increase Authorized Shares of Common Stock from 17 Million to 50 Million; Affiliated Transactions Relating to the Offering."


(2) These shares (the "Option Shares") are being held by Barry Feiner, Esq., as escrow agent in accordance with the option agreement between her and Mr. Blank and others, as hereinafter described. They were transferred by Fine Fragrances Distribution, Inc. ("FFD"), a wholly-owned subsidiary of 3143040 Canada, Inc. which is controlled by Ms. Fayer. Ms. Fayer has caused FFD to grant an irrevocable proxy to Mr. Blank with respect to the option shares. She has also caused FFD to grant Options to purchase the option shares at $0.25 per share for a period of 12 months commencing August 1, 1998 as follows: 3,235,021 to Mr. Blank; 3,235,021 to Ms. Lubin; and 718,893 to Ms. Portelly. Mr. Blank has sole investment and voting discretion with respect to the option shares and, accordingly, is deemed to be the beneficial owner of them.



(3) Mr. Blank became a director on February 9, 1998. Subsequent to Mr. Blank's appointment Mr. Jacque Desjardins, Mr. Steven Korda and Ms. Suzanne Langlois resigned, and on March 13, 1998 Messrs. Feiner, Giamanco and McConnaughy, were installed in their places. On May 5, 1998, Charles Hoover, Esq. was also appointed as a director.


(4) On March 27, 1998, 100,000 options were granted, which are exercisable at $0.68 per share for a period of ten years. 25,000 vest immediately and 25,000 options vest each year thereafter for a period of three years. If the Company has earnings per share of $0.30 during any annual period all non vested options vest immediately.


(5) Mr. Feiner is Ms. Portelly's husband. He disclaims beneficial ownership in the Notes, the Note Shares and Option Shares acquired or to be acquired by Ms. Portelly.

                      PROPOSAL I -- ELECTION OF DIRECTORS

NOMINATIONS AND ELECTION OF DIRECTORS

     The Board has nominated Barry W. Blank, Barry Feiner, Joseph Giamanco, Charles Hoover and John E. McConnaughy, Jr. (all of whom are members of the current Board of Directors of the Company) to serve as directors of the Company until the Company's 1999 Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

     Unless otherwise specified, shares represented by proxies will be voted in favor of the election of all of the nominees, except that, in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such persons as the Board of Directors may recommend. Management does not currently contemplate that any of the nominees will become unavailable for any reason.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                       ELECTION OF EACH OF THE NOMINEES.

INFORMATION COVERING NOMINEES

     The following table sets for the names of the nominees and certain information with regard to each nominee.

           NAME OF NOMINEE             AGE   DIRECTOR SINCE             POSITION WITH COMPANY
           ---------------             ---   --------------   ------------------------------------------
Barry W. Blank.......................  57    February 1998    Chief Executive Officer, President and
                                                              Director
Barry Feiner.........................  64    March 1998       Director
Joseph Giamanco......................  56    March 1998       Director
Charles Hoover.......................  68    May 1998         Director
John E. McConnaughy, Jr. ............  68    March 1998       Director


     BARRY W. BLANK became Chief Executive Officer, President and Chairman of the Board of Directors on February 9, 1998. Mr. Blank is and has been since April 1997 the Manager of the Phoenix, Arizona branch office of J. Robbins Securities, LLC, a NASD securities brokerage firm. For more than ten years prior thereto Mr. Blank acted in a similar capacity with a number of other securities brokerage firms including Coleman and Company Securities, Inc. from May 1995 to April 1997, RAS Securities, Inc. from April 1993 to May 1995, and Dickinson & Co. from July 1991 to April 1993. Mr. Blank owns a seat on the New York and American Stock Exchanges, and for approximately 30 years has served as an officer with the Phoenix Police Department. Mr. Blank is also a director of Action Industries, a publicly held company engaged through a partially owned subsidiary in the retail optical business, and Integrated Technologies USA, Inc., who's shares are listed on the American Stock Exchange.


     BARRY FEINER is and has been for more than the past five years an attorney practicing in New York City under his own name. Mr. Feiner is also a director of Fortune National Resources Corporation, an American Stock Exchange listed company engaged in the business of exploiting oil and natural gas resources.

     JOSEPH GIAMANCO is and has been for more than the past five years the President of GHM, Inc., a company which acts as a specialist on the American Stock Exchange.

     CHARLES HOOVER is and has been for more than the past five years an attorney practicing in Phoenix, Arizona, from August 1997 as a partner of Piccoli, Lester & Hoover, LLP., and prior thereto under his own name.

     JOHN E. MCCONNAUGHY, JR. is and has been for more than the past five years the Chairman and Chief Executive Officer of JEMC Corporation, a private investment company located in Stamford, Connecticut.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES


     The business and affairs of the Company are managed by the Board of Directors, which met or acted by unanimous written consent four times during fiscal year 1997. During fiscal year 1997, all then existing directors attended 75% or more of the meetings of the Board of Directors and the committees on which they served which were held during fiscal year 1997. During the fiscal year ended July 31, 1997, the Board maintained standing Executive, Stock Option and Audit Committees, but did not have Nominating or Compensation Committees.


     During the fiscal year ended July 31, 1997, the Executive Committee consisted of Elisabeth Fayer and had the authority of the Board of Directors in the management of the business and the affairs of the Company, except as prohibited by law or the Company's By-Laws. The Executive Committee did not have any meetings during fiscal year 1997.

     During the fiscal year ended July 31, 1997, the Stock Option committee consisted of Jacques Desjardins and Steven Korda. It reviewed and made recommendations to the Board of Directors on officer and senior employee compensation and stock awards and generally oversaw matters relating to compensation, including monetary benefits of employees of the Company. The Stock Option Committee did not have any meetings during fiscal year 1997.

     During the fiscal year ended July 31, 1997 the Audit Committee consisted of Jacques Desjardins and Steven Korda. The Audit Committee recommended engagement of the Company's independent accountants, reviewed the scope of the audit and the activities and recommendations of the Company's independent accountants, and considered comments made by the independent accountants with respect to weaknesses in the internal controls and consideration given or corrective action taken by management with respect thereto. The Audit Committee did not have any meetings during fiscal year 1997.

     As previously noted, all of the individuals who were directors during fiscal 1997, Mr. Jacques Desjardins, Mrs. Elisabeth Fayer, Mr. Steven Korda and Ms. Suzanne Langlois have resigned. The Company's current Audit Committee consists of Messrs. McConnaughy and Hoover.

                               EXECUTIVE OFFICERS

     Set forth below is certain information, as of May 29, 1998, regarding the executive officers of the Company:

               NAME                 AGE         POSITION WITH COMPANY         EXECUTIVE OFFICER SINCE
               ----                 ---   ----------------------------------  -----------------------
Barry W. Blank....................  57    Chief Executive Officer and         February 1998
                                          President
Michael D. Ficke..................  42    Vice President, Chief Financial     November 1993
                                          Officer; Secretary
Mary Panvini......................  51    Senior Vice President/General       June 1997
                                          Manager of Sales


INFORMATION WITH RESPECT TO MR. BLANK'S BACKGROUND IS SET FORTH UNDER "INFORMATION COVERING NOMINEES."


     MARY PANVINI joined the Company as Senior Vice President/General Manager of Retail Sales in June 1997 and has served in this capacity since that time. Prior to her joining the Company, from January 1996 to June 1997 Ms. Panvini acted as an independent personal fitness trainer under her own name. Prior thereto, she served as a Regional Sales Director with Christian Dior Perfumes.

     MICHAEL D. FICKE joined the Company in July 1989. Mr. Ficke served the Company as Corporate Controller until his promotion to Vice President and Chief Financial Officer in November 1993. Mr. Ficke is a certified public accountant and prior to joining the Company in 1989 he served as Assistant Controller of Chanel Inc., a manufacturer and distributor of fragrance and cosmetic products.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the information for the fiscal years ended July 31, 1997, 1996, and 1995 respecting all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and its other executive officers who earned in excess of $100,000 for fiscal 1997 (the "Named Executive Officers") and in all capacities in which each such officer served.

                                                             LONG TERM COMPENSATION      STOCK OPTION/
                                   ANNUAL COMPENSATION     --------------------------      WARRANT/
NAME AND PRINCIPAL                 --------------------                  OTHER ANNUAL    COMPENSATION
POSITION                            YEAR      SALARY $      BONUS $      COMPENSATION       AWARDS
------------------                 ------    ----------    ----------    ------------    -------------
Elisabeth Fayer(1)...............   1997      $574,167     $      -0-      $   -0-(2)           -0-
Chairman and Chief                  1996       290,000            -0-          -0-(2)           -0-
Executive Officer                   1995       114,500            -0-          -0-(2)       100,000

Adrienne Newman(3)...............   1997      $ 86,539     $  986,488(4)   $22,500(5)           -0-
President and Chief                 1996       250,000      3,448,105(4)    65,000(5)           -0-
Executive Officer                   1995       250,000      3,374,990(4)    65,000(5)           -0-
of Adrien Arpel, Inc.

Michael D. Ficke.................   1997      $123,533     $      -0-      $   -0-(2)           -0-
Vice President,                     1996        96,500            -0-          -0-(2)           -0-
Chief Financial Officer,
  Secretary                         1995        93,000            -0-          -0-(2)           -0-

Jo Ann Segal(6)..................   1997      $135,938     $      -0-      $   -0-(2)        25,000
Senior Vice President               1996           -0-            -0-          -0-(2)           -0-
and General Manager                 1995           -0-            -0-          -0-(2)           -0-

---------------
(1) Named President of the Company in September 1996, became Chief Executive Officer on October 23, 1996 and resigned on February 9, 1998.

(2) Excludes personal benefits which did not exceed the lesser of $50,000 or 10%, on an annual basis, of such officer's salary and bonus.

(3) Employment agreement terminated on October 28, 1996. Ms. Newman and the Company recently settled their litigation. See "Executive Compensation; Compensation Arrangement."

(4) Commissions paid based on 1/3 of the revenues, net of direct expenses, derived from television shopping sales of cosmetics.

(5) Represents an annual non-accountable expense allowance of $65,000.

(6) Terminated as of June 6, 1997.

YEAR-END OPTION VALUES TABLE

     The following table sets forth information at July 31, 1997, respecting exercisable and non-exercisable options held by the Named Executives. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock option and the year-end price of the Common Stock.

                                                                                 VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED              IN-THE-MONEY
                                                     OPTIONS HELD AT               OPTIONS HELD AT
                                                      JULY 31, 1997                JULY 31, 1997(1)
                                                --------------------------    --------------------------
                                                                   NOT                           NOT
                     NAME                       EXERCISABLE    EXERCISABLE    EXERCISABLE    EXERCISABLE
                     ----                       -----------    -----------    -----------    -----------
Adrienne Newman(2)............................    625,000          -0-           $-0-           $-0-
Elisabeth Fayer(3)............................    100,000          -0-           $-0-           $-0-

---------------
(1) Based on a July 31, 1997 closing price of $0.625.


(2) 1,000,000 Warrants were granted November 19, 1993 exercisable at $1.25 per share. 375,000 of these Warrants have expired and the remaining 625,000 Warrants were relinquished on April 23, 1998, as part of a legal settlement with Ms. Newman



(3) 100,000 options were granted April 28, 1995 exercisable at $1.00 per share. These options have been returned to the Company.


EMPLOYMENT AGREEMENTS

     Mr. Blank became the Company's President and Chief Executive Officer on February 9, 1998 and currently serves in those positions. His current annual salary is $100,000. He has no employment contract with the Company and no arrangements with respect to a change in the control of the Company.


     Ms. Newman was employed as the President and Chief Executive Officer of the Company's wholly-owned subsidiary, Adrien Arpel, Inc., ("Arpel") pursuant to an employment agreement with the Company, dated as of April 4, 1990, as amended November 18, 1991 and November 19, 1993 (together, the "Employment Agreement"). The Employment Agreement was to terminate on the earliest to occur of (i) April 4, 1998, (ii) the last day of any month in which Ms. Newman died or, (iii) the last day of the month in which the Company elected to terminate Ms. Newman's employment due to her physical or mental disability, (iv) the termination by the Company of Ms. Newman's employment for "good cause" as therein defined, or (v) the termination of the Company's television marketing efforts after April 4, 1995. The Employment Agreement provided for salary, fringe benefits and commission payments based upon 33% of the revenue, net of direct expenses, attributable to television shopping sales. Ms. Newman, who served as the selling host under the name Adrien Arpel, in the Company's sales program on the Home Shopping Network, Inc. ("HSN"), also had vested rights in 625,000 warrants, 500,000 of which were scheduled to expire on November 19, 1998, and 125,000 of which were scheduled to expire on July 31, 2001.


     On October 28, 1996, the Company received notice from Ms. Newman purporting to terminate her Employment Agreement based on an alleged breach thereof by the Company. The basis of the alleged breach was that the Company had constructively terminated her since the nature of her duties had been changed. On November 8, 1996, the Company and Ms. Newman reached an agreement (the "Interim Agreement") whereby Ms. Newman agreed to appear as the selling host for Arpel, on HSN shows scheduled for November and December 1996 and January 1997 (the "HSN" Selling Period"). During the HSN Selling Period, Ms. Newman acted as an independent contractor and not as an employee of the Company. The Company and Ms. Newman also agreed to refrain from initiating legal action against the other in connection with their dispute over Ms. Newman's termination of the Employment Agreement until after the expiration of the HSN Selling Period.

     On January 28, 1997, after the expiration of the HSN Selling Period, Ms. Newman served the Company with a summons and complaint returnable tin the Supreme Court, New York County, whereby she asserted claims for damages against the Company based upon alleged breaches by the Company of the Employment Agreement and the Interim Agreement. Unspecified damages were claimed. A further claim requested a judicial determination that the Employment Agreement was materially breached by the Company resulting in its termination.

     The Company served an Answer and Counterclaim on March 19, 1997 in response to the action commenced by Ms. Newman. The Company's Counterclaim asserted various claims against Ms. Newman, seeking damages and injunctive relief. Among other things, it was the position of the Company that Ms. Newman was in material breach of her Employment Agreement when she terminated the Employment Agreement on October 28, 1996. As a consequence, it was the Company's belief that Ms. Newman's refusal to provide services to the Company throughout the term of her Employment Agreement which was to expire in April 1998, particularly her willful refusal and failure to appear as the Company's selling host on HSN, damaged the Company in the sum of at least eleven million dollars ($11,000,000). The Company also asserted claims against Ms. Newman for breaches of her covenant not to compete and her covenant not to disclose trade secrets and proprietary data.

     During May 1997, Ms. Newman started appearing on HSN as a representative of her own company selling cosmetic products under the name "Signature Club A." Ms. Newman has subsequently appeared on a monthly basis. During these appearances Ms. Newman was not acting on behalf of the Company or its trademark protected Adrien Arpel product line.

     On April 23, 1998, the Company and Ms. Newman reached a settlement. Under the settlement agreement Ms. Newman is paying the Company $1,000,000 as follows:
$150,000 upon execution of the settlement and $25,000 per month until the Company obtains additional financing. Upon obtaining additional financing, of no less than $2 million, Ms. Newman will pay an additional $150,000 to the Company and $50,000 per month until the balance is paid in full. The $50,000 monthly payments will bear interest at the prime rate. Ms. Newman also released her claim on $250,000 she alleged was owed to her for commissions and relinquished all rights to exercise the 625,000 Warrants which she had received while with the Company. Additionally the Company released Ms. Adrienne Newman and her companies, AAN Services, Inc. and Signature Club A. In turn Ms. Newman released Alfin, Inc., Adrien Arpel, Inc., and all of its officers and directors.

     Under the terms of the Employment Agreement, Ms. Newman served as Executive Vice President of the Company and President and Chief Executive Officer of Arpel at an annual base salary of $250,000. The Employment Agreement also provided for non-accountable expense allowance of $65,000 per year, and prohibited Ms. Newman, during its term, from engaging or being interested in any business which operated leased beauty cosmetic departments of concessions in stores, or which acted as a direct vendor of or advisor with respect to cosmetics or facial services to any store which was a member of a retail group which the Company engaged in business at the time Ms. Newman's employment terminated, or which was competitive with the business activities of a business which was using the "Adrien Arpel" name and trademark under license from Arpel at the time Ms. Newman's employment with the Company terminated.

     In September 1991, the Company entered into an incentive compensation plan agreement with Ms. Newman pursuant to which she was entitled to be paid an annual bonus based on 11% of the annual pre-tax profits (as defined in the agreement) of Arpel, for each fiscal year during her employment from August 1, 1991 through July 31, 1994. No bonus compensation was earned since there were no pre-tax profits as calculated. Ms. Newman was also entitled to receive 1/3 of the revenues from television sales of cosmetics after deducting direct expenses. For fiscal 1997, 1996 and 1995 she received $986,488, $3,448,105 and $3,374,990, respectively, from such revenues.

     Mrs. Fayer was retained to provide consulting services to the Company and Arpel commencing November 1, 1994 at an annual rate of $84,000. This was increased to $290,000 per annum effective May 1, 1995 and to $600,000 per annum effective September 1, 1996. During September 1996, Mrs. Fayer was named President of the Company and she had also been serving as the Chief Executive Officer of the Company since October 1996 when the acting Chairman of the Board and Chief Executive Officer, Mr. Jean Farat, resigned from the Company. On February 9, 1998, Mrs. Fayer resigned her positions with the Company. There was no written employment agreement between the Company and Mrs. Fayer.

     Mr. Ficke is currently an executive officer of the Company earning $125,000 per annum pursuant to an employment agreement dated March 27, 1998. This agreement initially terminates on March 27, 1999, but will renew for one year periods unless either party serves written notice 90 days prior to the expiration of the agreement of their intent not to renew. Mr. Ficke also receives certain benefits which do not exceed 10% of his annual compensation. He was also granted 100,000 options exercisable at $0.68 per share. The Options expire ten years after the date of the grant with 25,000 options vesting immediately and an additional 25,000 options vesting each year thereafter. If the Company earns $0.30 per share at the close of any fiscal year any non vested options vest immediately. Mr. Ficke is also eligible to earn a bonus of $25,000 if the Company records a pre-tax profit during two consecutive quarters.



     Ms. Panvini is currently Senior Vice President/General Manager of retail sales of the Company earning $115,000 per annum pursuant to an employment agreement dated March 27, 1998. This agreement initially terminates on March 27, 1999, but will renew for one year periods unless either party serves written notice 90 days prior to the expiration of the agreement of their intent not to renew. Ms. Panvini also receives certain benefits which do not exceed 10% of her annual compensation. Ms. Panvini was also granted 100,000 options exercisable at $0.68 per share. The Options expire ten years after the date of the grant with 25,000 options vesting immediately and an additional 25,000 options vesting each year thereafter. If the Company earns $0.30 per share at the close of any fiscal year any non vested options vest immediately. Ms. Panvini is also eligible to earn a bonus of $23,000 if the Company earns a pre-tax profit at the end of its current fiscal year.


COMPENSATION FOR SERVICES AS DIRECTOR

     Each Director who did not also serve as an officer, employee or consultant of the Company during fiscal year 1997 (Messrs. Desjardins and Korda for fiscal year 1997) received $650 for each Board of Directors or Committee meeting attended by such Director or $200 for each meeting in which such Director participated by telephonic conference. Directors who also served as officers or employees of the Company received no additional compensation for attendance or participation at Board of Directors or Committee meetings.

     Ms. Langlois provided consulting services to the Company from December 1992 until February 1998. Ms. Langlois initially received payments at a rate of $9,600 per annum, which was increased to $16,800 per annum effective November 1, 1994. These consulting services, which consisted of legal advice on contract matters as requested by the Company from time to time, were not full time services. Ms. Langlois resigned her position with the Company during February 1998. There was no written agreement between the Company and Ms. Langlois.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors is responsible for matters pertaining to compensation of officers, including the Named Executives and key employees, as well as stock awards for all employees. The Board is advised on these matters by the Stock Option Committee. The following report is presented by the entire Board of Directors of the Company.

     The Board of Directors executive compensation program is designed to attract, reward and retain executives who are important to the Company's long term viability and success and to provide compensation that is competitive with that of companies of comparable size and stature in the cosmetics and fragrance industries. These comparable companies are not included on the Standard & Poor's Cosmetics/Personal Care Index, and generally have sales in the $20,000,000 to $50,000,000 range, are engaged in the fragrance and/or cosmetics industries and are primarily privately owned. The Board of Directors has access to compensation professionals, such as executive recruiters, in determining executive compensation.

     With respect to all employees, other than Adrienne Newman, the basic component of executive compensation in fiscal year 1997 was salary. Prior to her departure from the Company, Ms. Newman's yearly base compensation under her employment agreement was $250,000, plus a non-accountable annual expense allowance of $65,000. In addition, she was granted a 33% share of the revenues, net of direct expenses, derived from television shopping sales of cosmetics. The large compensation provided to Ms. Newman prior to her departure from the Company directly reflected her unique and vital role in generating a substantial portion of the Company's revenues.

                             The Board of Directors
                               Jacques Desjardins
                                Elisabeth Fayer
                                  Steven Korda
                                Suzanne Langlois

     The foregoing Board members represented the Board of Directors of the Company during fiscal 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Elisabeth Fayer, prior to her departure on February 9, 1998, and who is no longer associated with the Company, determined compensation for officers and employees of the Company in fiscal 1997, although she abstained from the board vote which determined her compensation as the Chief Executive Officer of the Company.

                    PROPOSAL II -- RATIFICATION OF SELECTION
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     On April 30, 1998, Arthur Andersen LLP (the "Former Accountants") resigned as the Company's certifying accountants. In connection with the audits of the Company's financial statements for the fiscal years ended July 31, 1996 and 1997 and for the period from August 1, 1997 through April 30, 1998, there were no disagreements with the Former Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountants, would have caused them to make reference to the subject matter of the disagreement in their report. The Former Accountants' reports on the Company's financial statements for the fiscal years ended July 31, 1996 and 1997 do not contain an adverse opinion or disclaimer of opinion and included an explanatory paragraph concerning the Company's ability to continue as a going concern.

     The Board believes it is appropriate to submit for ratification by the shareholders its selection of Goldstein Golub Kessler & Company, P.C. as the independent public accountants for the Company for fiscal year 1998. Goldstein Golub Kessler & Company, P.C. were retained by the Company on May 6, 1998, after the Former Accountants resigned. The Company's Audit Committee and Board of Directors have approved the change in auditors.

     Representatives of Goldstein Golub Kessler & Company, P.C. are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Unless otherwise specified, shares represented by proxies will be voted for the ratification of Goldstein Golub Kessler & Company, P.C. as the independent public accountants for the Company. If the shareholders do not so approve, the selection of independent public accountants will be reconsidered by the Board.

                    PROPOSAL III -- COMPANY NAME CHANGE FROM
                       ALFIN, INC., TO ADRIEN ARPEL, INC.


     The Board believes it appropriate to submit for ratification by the shareholders an amendment to the Company's Certificate of Incorporation to change the name of the Company from Alfin, Inc., to Adrien Arpel Inc. Irwin Alfin, the Company's founder, originally formed the Company to distribute fragrance products. Mr. Alfin is no longer associated with the Company and, similarly, the Company ceased its distribution of fragrance products during fiscal 1994. Since the acquisition of Adrien Arpel, Inc., in April 1990 the Company's major focus has been the distribution of cosmetics products under the trademark protected name, ADRIEN ARPEL(TM). Unless otherwise specified, shares represented by proxies will be voted in favor of an amendment to the Company's Certificate of Incorporation to change the name of the Company from Alfin, Inc., to Adrien Arpel, Inc.

              PROPOSAL IV -- INCREASE AUTHORIZED SHARES OF COMMON
                      STOCK FROM 17 MILLION TO 50 MILLION


     The Board believes it appropriate to submit for ratification by the shareholders an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 17,000,000 to 50,000,000. The Board believes that this is necessary in order to provide for future equity financing. The Company is currently effecting a private placement offering (the "Offering"), which consists of the issuance of up to 60 units (the "Units"). As of the date hereof 29 Units have been sold. Each Unit consists of 50,000 shares of the Company's Common Stock (collectively the "Unit Shares"), 50,000 Class A Warrants and 50,000 Class B Warrants, (collectively the "Warrants"). If all of the Warrants are converted, the Company will need to issue 4,500,000 additional shares of Common Stock. Accordingly, the total amount of Common Stock which may be required to effect the Offering could be 7,500,000 shares.



     Each Class A Warrant entitles the holder to purchase one share of Common Stock at a price of $2.00 per share and one Class B Redeemable Common Stock Purchase Warrant (collectively the "Class B Warrants" and collectively with the Class A Warrants, the "Warrants"). Each two Class B Warrants will entitle the holder to purchase one share of Common Stock at a price of $4.00 per share. The shares underlying the Warrants are sometimes hereinafter referred to as the "Underlying Shares." The Class A Warrants are exercisable at any time commencing upon issuance until May 31, 2001. The Class B Warrants are exercisable at any time commencing upon issuance until May 31, 2003. The Warrants are redeemable by the Company at a redemption price of $0.05 per Warrant at any time commencing after the shares underlying the Warrants are registered as discussed below, on 30 days' prior written notice, provided that the reported closing price of the Company's Common Stock equals or exceeds 150% of the then Warrant exercise price for a period of 20 consecutive trading days ending five days prior to the notice of redemption. The exercise prices of the Warrants are subject to adjustment upon the occurrence of certain circumstances, including, among others, stock dividends, stock splits, mergers, and the issuance of Common Stock at prices below the Warrant exercise prices.



     The holders of a majority of the Units shall have the right, on one occasion only commencing on the final closing of the Offering and terminating through one year after the date on which all of the Warrants have expired and/or been exercised, to demand that the Company register the Units, Unit Shares, Warrants, and Underlying Shares with the Securities and Exchange Commission and use its best efforts to have such registration statement declared effective. The Company will also grant the Unit purchasers certain "piggy back" registration rights with respect to these securities. Anything to the contrary not withstanding, the Company shall not be required to register any securities which, in the reasonable opinion of the Company's counsel, may be sold pursuant to the exemption from registration provided by Section (k) of Rule 144.

     If all of the Units are sold, the estimated net proceeds to the Company, after deducting the expenses of the Offering, will be approximately $2,570,000 ($1,030,000 if only the minimum number of Units is sold). The following tables set forth the use of proceeds to be received by the Company.

                                                         MINIMUM                   MAXIMUM
                                                         OFFERING                  OFFERING
                                                  ----------------------    ----------------------
                                                                  % OF                      % OF
APPLICATION                                         AMOUNT      PROCEEDS      AMOUNT      PROCEEDS
-----------                                       ----------    --------    ----------    --------
Repayment of short term notes(1)................  $  100,000       9.7      $  250,000       9.7
Accounts Payable Trade..........................     907,000      88.1       1,395,029      54.3
Inventory Purchases.............................         -0-       0.0         300,000      11.7
Administrative Expenses.........................      23,000       2.2          23,000       0.9
Related Party Payment(2)........................         -0-       0.0          31,000       1.2
Working capital.................................         -0-       0.0         570,971      22.2
                                                  ----------     -----      ----------     -----
          Total.................................  $1,030,000     100.0      $2,570,000     100.0

---------------
(1) The proceeds of these notes, which bear interest at the annual rate of 12%, are being used for working capital. $225,000 of this amount will be repaid to affiliates of the Company. See "Affiliated Transactions Relating to the Offering" below.

(2) The Company's former Chairman and CEO advanced these funds to the Company.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, insured short-term certificates of deposit, insured money market funds or other insured short-term interest-bearing investments.

     Unless otherwise specified, shares represented by proxies will be voted in favor of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares from 17,000,000 to 50,000,000.

AFFILIATED TRANSACTIONS RELATING TO THE OFFERING


     J. Robbins Securities, LLC ("Robbins") is the Placement Agent for the Offering. Robbins will receive a fee equal to 10% and a non accountable expense allowance equal to 3% of the aggregate purchase price of the Units sold. Robbins will also be granted, for nominal consideration, warrants, exercisable over a five year period commencing on the last closing date of the Offering, to purchase an amount of Units equal to 10% of the number of Units sold in the Offering at an exercise price equal to 120% of the Unit Offering price ($55,000 per Unit). Mr. Blank, who is the Company's President and Chief Executive Officer and is considered the beneficial owner of approximately 68% of the Company's currently outstanding Common Stock, is a registered representative employed by Robbins as the manager of its Phoenix, Arizona branch office. He is participating in marketing the Offering and it is currently estimated that he will sell most, if not all, of the Units. He will receive approximately 55% of Robbin's fee relating to sales of Units made by him and 25% of all of the warrants to be granted to Robbins. In addition, approximately $50,000 is being paid by Robbins to Mr. Blank from its share of the placement fees for currently outstanding fees and expenses owed by Robbins to Mr. Blank. Neither the Company nor Robbins has obtained any independent opinion relating to the fairness of the terms of the Offering or the compensation to be paid to Robbins or Mr. Blank for the services they are rendering in connection therewith.


     Of the $250,000 in short term notes to be repaid out of the proceeds of the offering, $225,000 will be paid to affiliates of the Company as follows:
$100,000 to Mr. Blank, $100,000 to Mr. McConnaughy, and $25,000 to Ms. Portelly, the wife of Mr. Feiner.

                   FIVE-YEAR SHAREHOLDER RETURN COMPENSATION

     The graph set forth below compares the five-year cumulative total return of the Company against the Standard & Poor's 500 Index and the Standard & Poor's Cosmetics/Personal Care Index for the same period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG STANDARD & POOR'S 500 INDEX

                                                              S & P
        MEASUREMENT PERIOD          STANDARD & POOR'S   COSMETICS/PERSONAL
      (FISCAL YEAR COVERED)             500 INDEX           CARE INDEX         'ALFIN, INC.'
1992                                       100                 100                  100
1993                                       109                  99                  100
1994                                       114                 123                   95
1995                                       144                 155                  100
1996                                       168                 233                  160
1997                                       255                 272                   50

---------------
(1) Total return assumes reinvestment of dividends. The Company did not declare any dividends on its Common Stock during the period set forth above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Adrien Arpel, Inc. subsidiary has periodically retained Display Creations Ins., a promotional display creator, to supply Adrien Arpel, Inc. with point of purchase displays. Ronald Newman, husband of Ms. Newman, is the sole owner of Display Creations, Inc. During the fiscal year ended July 31, 1997, the Company purchased point of purchase displays from Display Creations, Inc., in the amount of approximately $128,000.

     For information related to Suzanne Langlois, see "Compensation for Services as Director."


     On February 16, 1998, an investment group headed by Mr. Blank advanced the Company $500,000 in the form of convertible subordinated notes (the "Notes"). The Notes bear interest at the rate of 12% per annum and are convertible commencing August 1, 1998 into Common Stock at a price of $0.25 per share. On the date the Notes were issued the Common Stock was trading at $0.56 per share. As a result, the Company is incurring a non-cash financing charge of approximately $625,000. Interest is payable quarterly and principal is due January 31, 2003. On March 27, 1998 the current Board of Directors approved an additional advance of $250,000 to the Company and an aggregate issuance of 250,000 shares in connection with the loan. Issuance of these shares is to occur after July 31, 1998. In connection therewith, the Company will incur a non-cash financing charge of $203,125. This loan was made by Mr. Blank, Mr. McConnaughy, Ms. Portelly and an unaffiliated third party, as follows: $100,000 by Mr. Blank, $100,000 by Mr. McConnaughy, $25,000 by Ms. Portelly and $25,000 by the unaffiliated third party. This loan bears interest at 12% and will be repaid from the proceeds of the Offering.



     For information relating to commissions, warrants and other payments to be received by Mr. Blank, and the repayment of indebtedness to him and other affiliates of the Company from the proceeds of the Offering, see "Proposal
IV -- Increase in Authorized Shares of Common Stock from 17 Million to 50 Million; Affiliated Transactions Relating to the Offering."


                            INDEPENDENT ACCOUNTANTS

     During May 1998, Arthur Andersen LLP resigned as independent public accountants for the Company and the Company retained Goldstein Golub Kessler & Company, P.C. in their place. Representatives of Goldstein Golub Kessler & Company, P.C. are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 OTHER BUSINESS

     Management of the Company knows of no other business which will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting, it is intended that the persons named in the accompanying proxy will vote such proxy in their discretion.

                                 ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended July 31, 1997, and the Company's Quarterly Report for the three and nine months ended April 30, 1998, are being furnished herewith to shareholders of record of the Company on May 15, 1998. The Annual Report and Quarterly Report do not constitute a part of the proxy soliciting material.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder desiring to present proposals to shareholders at the 1999 Annual Meeting of the Company must transmit such proposal to the Company so that it is received by the Company on or before December 18, 1998. All such proposals should be in compliance with applicable SEC regulations.

                                          By Order of the Board of Directors

                                          Michael D. Ficke
                                          Secretary

                                  ALFIN, INC.
P                  720 Fifth Avenue, New York, New York 10019
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS JULY 16, 1998
R
     The undersigned hereby appoints Barry W. Blank and Michael D. Ficke, as
O Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all of the
X shares of Common Stock, $.01 par value, of ALFIN, INC. held of record by the undersigned on May 15, 1998 at the Annual Meeting of Shareholders (the
Y "Meeting") of ALFIN, INC., on July 16, 1998 at 4:30 p.m., or at any adjournments thereof.

     1. Election of Directors:                      (change of address/comments)
        NOMINEES: Barry W. Blank, Barry Feiner,
        Joseph Giamanco, Charles Hoover and John     ___________________________
        E. McConnaughy, Jr.
                                                     ___________________________

                                                     ___________________________

                                                     ___________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

                                                      ______________
                                                     |              |
                                                     |  SEE REVERSE |
                                                     |      SIDE    |
                                                     |______________|

[X] Please mark you votes as this example


                              FOR all nominees           WITHHOLD
                              listed on reverse      AUTHORITY to vote
                            (except as indicated)     for all nominees
                              otherwise below)        listed on reverse

(i)  Election of Directors          [ ]                      [ ]

INSTRUCTION: To withhold authority to vote for an individual nominee, write such nominee's name in the space below.


                                   FOR            AGAINST             ABSTAIN

(ii)  To ratify the selection      [ ]              [ ]                  [ ]
      of Goldstein Golub
      Kessler & Company, P.C.
      as independent public
      accountants for the
      Company for fiscal year
      1998.

(iii) To ratify the proposal       [ ]              [ ]                  [ ]
      to change the Company's
      name from Alfin, Inc.,
      to Adrien Arpel, Inc.

(iv)  To ratify the proposal       [ ]              [ ]                  [ ]
      to increase the number
      of authorized shares
      from 17 million to
      50 million.

(v)   In their discretion, the     [ ]              [ ]                  [ ]
      Proxies are authorized
      to vote upon such other
      business as may properly
      come before the meeting
      or any other adjournments
      thereof.

              THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN
                 ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.



SIGNATURE(S)________________________________________ DATE ___________________
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor administrator, trustee or guardian, please indicate the capacity in which signing. When a ballot is given by a corporation, please give your full corporation name and have the ballot signed by the president or other authorized officer. If a partnership, please sign in partnership's name by authorized person.